UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                           ANCOR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  03 332 K10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages

CUSIP No. 03 332 K10 8                 13G                 Page _ of _ Pages

================================================================================
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       International Business Machines Corporation
       EIN No. 13-0871985

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
                           865,000
     SHARES        -------------------------------------------------------------
                   6     SHARED VOTING POWER
  BENEFICIALLY
                           0
    OWNED BY      --------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
     EACH
                           865,000
   REPORTING      --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
  PERSON WITH
                           0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       865,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       CO
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 2 of 9 pages

                                 AMENDMENT NO. 1
                            TO SCHEDULE 13G FILED ON
              BEHALF OF INTERNATIONAL BUSINESS MACHINES CORPORATION
                      REGARDING ANCOR COMMUNICATIONS, INC.


ITEM 1   (a)  Name of Issuer: Ancor Communications, Inc.

         (b)  Address of Issuer: Principal Executive Offices:

                   6130 Blue Circle Drive
                   Minnetonka, MN 55343

ITEM 2   (a)  Name of Person Filing: International Business Machines Corporation

         (b)  Address of Principal Business Office:

                   Old Orchard Road
                   Armonk, NY 10504

         (c)  Citizenship: New York, USA

         (d)  Title of Class of Securities: Common Stock

         (e)  CUSIP Number: 459200-10-1

ITEM 3   Not Applicable

ITEM 4   (a)  Amount Beneficially Owned

              865,000 shares

         (b)  Percent of Class

              8.4%

         (c)  Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote

                     865,000

              (ii)   shared power to vote or to direct the vote

              (iii)  sole power to dispose or to direct the disposition of

                     865,000 Shares

              (iv)   shared power to dispose or to direct the disposition of

                     0

ITEM 5   Not Applicable

ITEM 6   Not Applicable

ITEM 7   Not Applicable

ITEM 8   Not Applicable

ITEM 9   Not Applicable

ITEM 10  Not Applicable

     As required by Rule 101(a)(2)(ii) of Regulation S-T (Sec.
232.101(a)(2)(ii)), the attached Schedule I restates the entire text of Schedule 13G filed by International Business Machines Corporation regarding Ancor Communications, Inc.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               January 20, 1997
                                       --------------------------------
                                                     Date


                                       /s/ John E. Hickey
                                       --------------------------------
                                                Signature


                                       Name:  John E. Hickey
                                       Title: Vice President, Secretary and
                                              Assistant General Counsel

                                   SCHEDULE I

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.__)*

                           ANCOR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  03 332 K10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

CUSIP No. 03 332 K10 8                 13G                 Page 2 of 7 Pages

================================================================================
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       International Business Machines Corporation
       13-0871985

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
                           1,200,000
     SHARES        -------------------------------------------------------------
                   6     SHARED VOTING POWER
  BENEFICIALLY
                           0
    OWNED BY      --------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
     EACH
                           1,200,000
   REPORTING      --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
  PERSON WITH
                           0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,200,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       17.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       CO
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 2 of 5 pages

ITEM 1.

         (a)  Name of Issuer

              Ancor Communications, Inc.

         (b)  Address of Issuer's Principal Executive Offices

              6130 Blue Circle Drive
              Minnetonka, MN 55343

ITEM 2.

         (a)  Name of Person Filing

              International Business Machines Corporation

         (b)  Address of Principal Business Office, or, if none,
              Residence

              Old Orchard Road
              Armonk, NY 10504

         (c)  Citizenship

              State of New York

         (d)  Title of Class of Securities

              Common Stock

         (e)  CUSIP Number

              03 332 K10 8

ITEM 3.

              Not Applicable

ITEM 4.       Ownership

         (a)  Amount Beneficially Owned

              1,200,000 shares

         (b)  Percent of Class

              17.8%


                               Page 3 of 5 pages

         (c)  Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote

                     1,200,000 shares

              (ii)   shared power to vote or to direct the vote

                     0

              (iii)  sole power to dispose or to direct the
                     disposition of

                     1,200,000 Shares

              (iv) shared power to dispose or to direct the disposition of

                     0

ITEM 5.       Ownership of Five Percent or Less of a Class

              Not Applicable

ITEM 6.       Ownership of More than Five Percent on Behalf of
              Another Person

              Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Report on By the Parent Holding Company

              Not Applicable

ITEM 8.       Identification and Classification of Members of the Group

              Not Applicable

ITEM 9.       Notice of Dissolution of Group

              Not Applicable

ITEM 10.      Certification

              Not Applicable


                                     4 of 5

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 1, 1995
                                       --------------------------------
                                                     Date


                                       /s/ Lee. A. Dayton
                                       --------------------------------
                                                Signature

                                       International Business
                                       Machines Corporation
                                       Name:  Lee A. Dayton
                                       Title: General Manager
                                              Real Estate and Business
                                              Development


                                     5 of 5